EXHIBIT 99.1

Kanbay International Files Registration Statement for 5,000,000 Secondary Shares

ROSEMONT, IL — October 27, 2004 - Kanbay International, Inc. (NASDAQ: KBAY) today announced that it has filed a Form S-1 registration statement with the Securities and Exchange Commission for a proposed secondary public offering of its common stock. The filing provides for an offering of 5,000,000 secondary shares by existing stockholders and employees.  In addition, the selling stockholders have granted the underwriters an option to purchase up to an additional 750,000 shares to cover over-allotments, if any.   The underwriters will have 30 days from the date of the final prospectus to exercise the option.  The company will not receive any proceeds from the offering.

UBS Securities LLC is acting as the sole book-running manager for the offering. Robert W. Baird & Co. and Janney Montgomery Scott LLC are acting as co-managers of the offering.  When available, a preliminary prospectus relating to the offering may be obtained from UBS Securities LLC, Prospectus Department, 299 Park Avenue, New York, NY 10171 or from one of the other underwriters.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Kanbay

Founded in 1989, Kanbay International, Inc. is a global IT services firm focused on the financial services industry. With over 3,600 employees, Kanbay provides its services primarily to credit services companies, banking institutions, capital markets firms, and insurance companies. The company uses a global delivery model to provide application development, maintenance and support, software package selection and integration, business process and technology advice, network and system security, and specialized services. Kanbay is a CMM Level 5 assessed company headquartered in greater Chicago with offices in the U.S., Canada, U.K., Australia, Hong Kong, Japan, Singapore, and India.

Contact:

Atul Phull, Investor Relations

847.384.8850

aphull@kanbay.com